UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                              Exchange Act of 1934

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                             KLEVER MARKETING, INC.
                (Name of Registrant as Specified In Its Charter)
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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July 31, 2001


To all Shareholders:


We are writing to inform you of the circumstances of the postponement of the Klever Marketing, Inc. Annual Shareholder Meeting on July 26. We had fully planned to have this meeting and had, in fact, made all necessary preparations. Unfortunately at the last minute, on the afternoon prior to the meeting, our corporate attorneys, Fabian & Clendenin, advised us that attorneys for one of the Klever Marketing directors, Paul G. Begum, had threatened legal action to stop the meeting. At that point, our attorneys advised us that it was possible that a temporary restraining order could be issued, since the judge would act based only on affidavits rather than actual facts. Our attorneys also advised that the cost of litigation to the Company would be substantial. In addition, we were very concerned that the threatened legal action by director Begum might seriously jeopardize the Company's chances of gaining funding and closing certain strategic agreements, which are crucial to our Company's success.

Mr. Begum's attorneys said that the reasons they took this action were two fold:
(1) they claimed that one of our largest shareholders, C. Terry Warner, had solicited proxies for his candidacy as a director from more than 10 shareholders, which if true, would be a violation of an SEC rule and (2), they claimed that the board of directors and officers of the Company wrongfully solicited shareholders on behalf of C. Terry Warner and/or assisted Mr. Warner in his candidacy.

It is important to note, that, with the exception of Paul G. Begum's assertions, the board members can find no evidence in support of these allegations and director Begum has offered no evidence to support his assertions. We believe that neither charge has merit. However, to reduce the risk of legal action and its accompanying costs and adverse consequences all to the great detriment of our shareholders, we decided to postpone the annual meeting until Thursday, September 27, 2001. Directors Michael Mills, Paul Smith, Rick Trout, Len Southwick, Bill Bailey and Corey Hamilton wish to apologize for this inconvenience to all of you. We regret the delay and know that it is a considerable inconvenience to our shareholders.

Despite this delay, the Company is moving forward on all fronts for our success. The Company is making significant gains in executing our business plan. To date, we have publicly disclosed contracts with two quality U.S. supermarket chains. These are Hy-Vee Supermarkets, a 184-store chain based in Des Moine, IA, and Big Y Food Stores, based in Springfield, MA. The Company expects to announce further contracts in the near future.

We are actively negotiating with potential strategic partners in the technology and media industries. Although there is no guarantee of future success in these areas, the Company feels confident in its ability to contract with quality business partners who will enhance our business proposition.

On the technology side of the business, our engineering group has made significant strides in developing a more reliable, customer friendly and cost efficient wireless platform, which revolutionized the way retailers and advertisers, communicate to their shoppers. Please plan on attending our re-scheduled annual shareholder meeting mentioned above to see first hand working models of the Klever Kart System including demonstrations by some of our engineering staff.

Once again, we greatly regret the necessity for the postponement of the annual shareholder meeting and the inconvenience it caused you. We would like as many of you as possible attend the re-scheduled meeting on September 27th at the Hampton Inn 425 South 300 West in Salt Lake City. If you have any questions call, StacyAnn Hoerner at 801-322-1221 ext. 113 or email stacyannr@kleverkart.com. Management will be revising the proxy materials and proxy and will be sending them to you in advance of this meeting.



D. Paul Smith                                                 Corey Hamilton
Chairman of the Board                                         President/CEO